Exhibit 23.2

PricewaterhouseCoopers LLP
PricewaterhouseCoopers Center
300 Madison Avenue
New York NY 10017
Telephone (646) 471 3000
Facsimile (813) 286 6000

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus Supplement of AmeriCredit Financial Services, Inc., relating to AmeriCredit Automobile Receivables Trust 2010-A, comprising part of the Registration Statement (No. 333-146701) of AmeriCredit Financial Services, Inc. on Form S-3, of our report dated March 19, 2010 relating to the consolidated financial statements of Assured Guaranty Corp. as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, which appears as Exhibit 99.3 in Assured Guaranty Ltd.’s Current Report on Form 8-K dated March 22, 2010. We also consent to the reference to our firm under the caption “Experts” in such Prospectus Supplement.

March 26, 2010